UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a -101)
Information Required in a Proxy
Statement Schedule 14a Information

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

FIRST EAGLE CREDIT OPPORTUNITIES FUND

(Name of Registrant as Specified In Its Charter)

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First Eagle Credit Opportunities Fund

Special Meeting of Shareholder: July 28, 2025

July 8, 2025

Dear Shareholder,

The Special Meeting of Shareholders of the First Eagle Credit Opportunities Fund (the “Fund”) has been adjourned until July 28, 2025. As noted in prior communications, your vote is requested regarding the approval of a “new” investment advisory agreement and sub-advisory agreement related to the Fund. The new advisory and sub-advisory agreements are substantially the same as each original agreement. There are NO fee increases, and the same portfolio managers will continue to manage the Fund. Your approval is being requested due to a corporate transaction involving the parent of First Eagle Investment Management, LLC, the adviser to the Fund. Your fellow shareholders have expressed strong support for the “new” agreements.

Please take advantage of your right to vote. Please join your fellow shareholders who have already voted by taking a few minutes to sign, date, and mail the enclosed proxy card in the prepaid envelope provided or follow the instructions below to vote by telephone or internet. Once we have received your vote, you will not receive any further communications related to this proxy solicitation.

The Fund’s Board of Trustees unanimously supports the proposal and recommends all Shareholders vote FOR.

Vote by Phone

Speak with a proxy voting specialist today by calling 1-833-876-6941.

Hours of Operation: Monday-Friday: 10 a.m. to 11 p.m. ET.

You may also call the toll-free number on the enclosed card and follow the prompts.

Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

If you have any questions regarding the proxy or need assistance in voting, please call our proxy solicitor, Sodali & Co. at 1-833-876-6941. Please note that you may receive a call from Sodali. You can vote over the phone with the representative.

Thank you,

Mehdi Mahmud

President

First Eagle Credit Opportunities Fund

FECOF_ADJ2_07.25